Exhibit 99.1

RAMACO RESOURCES PROVIDES UPDATE ON THIRD QUARTER 2023 RESULTS, FULL-YEAR 2023 GUIDANCE, DECLARATION OF FOURTH QUARTER DIVIDENDS, INCREASE IN TRACKING STOCK DIVIDEND AND UPDATE ON RARE EARTH ELEMENT DEVELOPMENT

LEXINGTON, KY., October 16, 2023 -- Ramaco Resources, Inc. (NASDAQ: METC, METCB, “Ramaco” or the “Company”), a leading operator and developer of high-quality, low-cost metallurgical coal, today provided an update on several operational and financial matters.

THIRD QUARTER 2023 HIGHLIGHTS

•	The Company anticipates that in the third quarter net income will settle in the range of $18-20 million (Adjusted EPS $0.42 - $0.45) [1] and Adjusted EBITDA will settle in the $43-$45 million range for the three months ended September 30, 2023. At the high end of guidance, this represents an increase from the second quarter of roughly 160% on net income and earnings per share and 50% on Adjusted EBITDA. See reconciliation of non-GAAP financial measures.

•	During the third quarter, the Company shipped 996,000 tons of coal, which achieves its previous guidance of reaching a ratable annualized sales run-rate of roughly 4 million tons this year. Overall tons sold increased 39% from the second quarter.

•	During the third quarter the Company successfully completed the expansion of the processing capacity at its Elk Creek preparation plant. It expects by year end that it will have continuous operation at an annualized capacity thruput rate of 3.0 million tons, which level has already been achieved during operational rollout this quarter.

•	During the third quarter, Adjusted EBITDA benefited by roughly $3 million received from insurance claim proceeds in connection with the Berwind mine outage in mid-2022 and approximately $8 million received in connection with the Elk Creek silo failure in late 2018. The Company continues to seek additional insurance related payments from each of these claims.

•	During the third quarter, the Company repaid $10 million of debt related to the 2022 Ramaco Coal acquisition. By the end of November, the Company anticipates overall repayment during 2023 of over $80 million of debt versus year-end 2022, including the total balance on our Revolving Credit line. At year-end 2023, we expect to have remaining overall debt (excluding the Revolving Credit line) of approximately $50 million, consisting of the Company’s $35 million 9% Notes due in 2026, approximately $11 million of third-party acquisition-related debt and $4 million of equipment debt.

•	The Company expects to report its full results for the third quarter after market close on November 7, 2023, with a conference call to be held on November 8, 2023.

UPDATED FOURTH QUARTER AND FULL-YEAR 2023 GUIDANCE: INITIAL 2024 SALES COMMITMENTS

•	Due to stronger than anticipated third quarter shipments and overseas customer demand, the Company is increasing the midpoint of full-year 2023 coal shipment guidance to 3.25 – 3.5 million tons, up from 3.1 – 3.6 million tons previously. At the high end of guidance, this implies over 1 million tons shipped in the fourth quarter and roughly 800,000 tons at the low end.

1 Calculated as total net income divided by Class A diluted shares outstanding. This is a non-GAAP measure.

•	Several coal industry peers have already reported increasing quarterly mine costs related to inflationary pressures. Similarly, the Company expects cash mine costs to be at the high end of the previous $102 –108 per ton guidance range for both full-year 2023 and the fourth quarter of 2023. Of note, excluding the impact of the one-week vacation period in each of November and December, we now estimate that cash mine costs in the fourth quarter will decline into the high $90s per ton range.

•	In August and September, at the Elk Creek complex mine costs declined to just under $100 per ton. In July mine costs were challenged from the combination of an extended downtime due to startup of the preparation plant capacity expansion, and an extended 2-week vacation period. In the fourth quarter, given the increased thruput capacity at the mine’s preparation plant, we anticipate that the Elk Creek mine costs will decline.

•	In September, the Berwind mine produced at a half million ton per annum run-rate, and cash mine costs were less than $80 per ton from both deep mine sections. Early in the third quarter higher costs were incurred due to new mine development. In the fourth quarter, we anticipate production from the Berwind mine will increase by approximately 75% versus the prior quarter and that cash mine costs, excluding vacation periods, will continue in line with current levels.

•	In the third quarter, overall coal inventory levels (clean and raw coal) declined almost 40% from 1.4 million tons to approximately 0.9 million tons. In the fourth quarter, the Company anticipates a further reduction in inventory levels.

•	For 2023, year to date the Company has committed sales of approximately 3.3 million tons, including 2.9 million tons that are fixed at an average price of $173 per ton.

•	Since June 30th, Atlantic benchmark coal prices have risen by 20% for Low Vol and by almost 40% for High Vol A. In the fourth quarter, the Company has approximately 150,000 of remaining unsold production and an additional approximately 400,000 tons of sold but unpriced tons. It is anticipated that all these tons will be sold into export markets at index-based pricing. These overall unpriced sales would represent approximately 16% of expected 2023 total sales at the revised mid-point of guidance.

•	For 2024, the Company has now committed 1.1 million tons of coal to North American customers at an average price of $169 per ton.

Committed 2023 and 2024 Sales Volume

(In millions, except per ton amounts)

	2023		2024
	Volume	Average Price	Volume	Average Price
North America, fixed price	1.2	$188	1.1	$169
Seaborne, fixed price	1.7	$163	0
Total, fixed price	2.9	$173	1.1	$169
Index priced	0.4		0
Total committed tons	3.3		1.1

RAMACO DECLARES FOURTH QUARTER DIVIDEND FOR CLASS A COMMON STOCK AND INCREASE IN DIVIDEND FOR CLASS B TRACKING STOCK

•	Ramaco's Board of Directors has now approved and declared its quarterly cash dividend of $0.125 per share on the Company's Class A common stock. The fourth quarter dividend is payable on December 15, 2023, to shareholders of record on December 1, 2023.

•	The Board of Directors also approved and declared a quarterly cash dividend of approximately $0.25 per share on the recently issued CORE Resources Class B shares. The approximate $0.25 dividend represents more than a 50% increase from its prior (inaugural) September quarterly dividend level and was increased based on strong third quarter results.

•	Both fourth quarter dividends are payable on December 15, 2023, to shareholders of record on December 1, 2023.

RECENT RARE EARTH ELEMENT DEVELOPMENTS

•	Since its announcement in May, additional chemical and deposit assessment of the Brook Mine rare earth core samples in conjunction with Weir International Inc. indicate that the overall TREO estimated size has increased by 50% to approximately 1.2 million tons. Further chemical, metallurgical and deposit assessment continues.

•	This month overall mine development will commence at the Brook Mine with an initial goal of obtaining additional quantities of rare earth material for chemical and metallurgical testing.

•	Ramaco anticipates that it will receive a mineral resource estimate and preliminary economic assessment from SRK Consulting, its third-party consultant, by calendar year end.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has three active metallurgical coal mining complexes in Central Appalachia and one rare earth and coal mine near Sheridan, Wyoming in operation but not yet in production. In May 2023, the Company announced that a major rare earth deposit of primary magnetic rare earths Neodymium, Praseodymium, Terbium, and Dysprosium was discovered at its mine near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company operates a research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 50 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, risks related to the achievement of the third quarter estimates, the timing of the mining development activities discussed in this release, the Company’s ability to pursue such mining, the increase in the Company’s exploration target, and the Company’s estimate of the REO’s in the deposits, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the further decline of demand for coal in export markets and underperformance of the railroads, and the expected benefits of the Ramaco Coal and Maben acquisitions to the Company’s shareholders. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

RECONCILIATION OF NON-GAAP MEASURES

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income plus net interest expense; equity-based compensation; depreciation, depletion, and amortization expenses; income taxes; certain non-operating expenses (charitable contributions), and accretion of asset retirement obligations. Its most comparable GAAP measure is net income. Adjusted EBITDA is not intended to serve as a substitute for GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies. We are unable to reconcile, without unreasonable effort, our expected adjusted EBITDA to its most directly comparable GAAP financial measure, net income, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability.

4